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                                                                      EXHIBIT 21

     Upon consummation of the Split-Off Transactions, the Company will own 100% of the Capital Stock of Cole Taylor Bank and CT Mortgage Company, Inc.


     Subsidiaries of the Mortgage Company include CT Mortgage Company of Louisiana, Inc., CT Mortgage Company of Kentucky, Inc., CT Mortgage Company of Florida, Inc., CT Mortgage Company of South Carolina, Inc., CT Mortgage Company of Virginia, Inc., CT Mortgage Company of North Carolina, Inc., CT Mortgage Company of Georgia, Inc., CT Mortgage Company of Illinois, Inc., CT Mortgage Company of Tennessee, Inc., CT Mortgage Finance Company of Tennessee, Inc., CT Mortgage Company of Missouri, Inc., CT Mortgage Company of Colorado, Inc., CT Mortgage Company of Indiana, Inc. and CT Mortgage Company of Ohio, Inc.